UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2011

Protext Mobility, Inc.
(Exact name of registrant as specified in its charter)
Delaware	001-31590	11-3621755
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Queens St., Suite 106, Syosset, New York	11791
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (516) 802-0223

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 1.01. Entry into a Material Definite Agreement.

The Company entered into an equity credit agreement (the “Equity Credit Agreement”) with Eclipse Advisors, LLC (“Eclipse”) on August 24, 2011.  On January 23rd, 2013, Protext Mobility Inc. (the “Company”) entered into Amendment No. 1 (“Amendment No. 1”) to the Equity Credit Agreement, dated August 24, 2011, by and between Eclipse Advisors, LLC ("Investor") and Protext Mobility, Inc (the "Company").

Pursuant to Amendment No. 1, Section 2.3 of the Agreement is deleted in its entirety and was amended to read as following:

Section 2.3 Closings. Prior to submitting a Put Notice the Company shall cause the Company’s Transfer Agent, subject to the applicable provisions of Article VIII hereof, to electronically transmit, by crediting the account of the Investor's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system, and provide proof satisfactory to the Investor of such delivery, the number of shares of Common Stock equal to 4.99% of the number shares of Common Stock Outstanding (the “Delivered Shares”). On each Closing Date, the Investor shall deliver the Investment Amount specified in the Put Notice by wire transfer of immediately available funds to an account designated by the Company. In the event that the number of Delivered Shares exceeds the number of Put Shares, then within three (3) Trading Days following the Company’s written request, the Investor shall deliver such excess number of shares of Common Stock to the Company. In the event that the number of Put Shares exceeds the number of Delivered Shares, then the Company shall deliver such excess number of shares of Common Stock to the Investor in the manner set forth in the first sentence of this Section 2.3 on the Closing Date. In addition, on or prior to such Closing Date, each of the Company and Investor shall deliver to each other all documents, instruments and writings required to be delivered or reasonably requested by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1*	Amendment to Investment Agreement with Eclipse Advisors, LLC, dated August 24, 2011

* Previously filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on August 26, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 24th day of January, 2013		Protext Mobility, Inc.

	By:	/s/ Peter Charles

Peter Charles, Principal Executive Officer